Exhibit 10.1

ASTEA International Inc.
2018 Chief Operating Officer - North American Sales Compensation Plan
Years Ending December 31, 2018 and 2019

1.0	Overview:

The Astea Chief Operating Officer (COO) - North American Sales Compensation Plan describes the incentive compensation payable to Astea's COO for selling Astea products and services within North America.

1.1 Philosophy:

This Plan is based upon Net Recognized Revenue for software licenses sales and SaaS Bookings for hosting transactions.  The sales commissions will be determined in accordance with Section 2.1. Commission payments will be made in accordance with Section 2.5.

1.2	Time Period in Effect:

This Plan is in effect from November 1, 2018 through December 31, 2019.  It is subject to change by Astea's Chief Executive Officer or Chief Financial Officer, at any time, with written notice.

Any question pertaining to the interpretation or administration of this Plan will be settled by Astea's Chief Executive Officer and Chief Financial Officer whose decision will be final and binding.

1.3	Eligibility:

The COO.

1.4 Conflict of Interest and Code of Conduct:

To be eligible to receive compensation under this Plan, Employee must abide by the policies and practices set forth in the Astea Policy Manual describing conflict of interest and other ethical obligations as well as Astea's Accounting Rules Regarding Sales Contracts and Revenue Recognition and Astea's Software Revenue Recognition Policy.
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1.5	Quota:

Employee's sales Quota, set forth on Exhibit B attached hereto, is based upon Net Recognized Revenue for software licenses and SaaS Bookings for hosting agreements.

2.0 Commissions:

2.1 Net Recognized Revenue Included for Commission Purposes:

A.
License commissions for perpetual licenses are calculated on Astea's Net Recognized Revenue. Compensation rates apply to Astea Alliance, Astea FX and related third party products.  Astea may release new products in the future and modify commission rates associated with those products.

The maximum aggregate commission payable to Employee with respect to any single transaction shall not be capped.

Cumulative License/Hosted Bookings YTD	Category A Licensed Products	Category B Indirect Licenses	Category C Hosted Solutions
0 to 33.33% of Quota	3.00%	2.00%	3.00%
33.34% to 66.67% of Quota	3.50%	2.50%	3.50%
66.68% to 100% of Quota	4.00%	3.00%	4.00%
100.1% of Quota +	5.00%	4.00%	5.00%

The Employee, with written approval of Astea's Chief Executive Officer and Chief Financial Officer, may decide to offer professional services at no charge as part of the customer transaction.  The value of such revenue for which Astea does not charge, is not commissionable. All revenue against which a commission may be earned, is based on sales generated by the Sales Team who reports to the COO.

Category A – Licensed Products: Commissions earned under this Plan, for Category A licensed products sold in 2018 will be 3.5% of the net recognized revenue.  The commission earned on sales in 2019, are calculated on a step basis as detailed in the table above.  The accrual of eligible product bookings throughout the Plan Year ends on the last day of the Plan Year and thereafter, the cumulative booking begins to accrue for the next Plan year from a base of zero.

To be fully commissionable, a sale must be made to either a new customer or a new division of an existing customer.  A sale to a new customer means all software sold to a customer new to Astea or all add-on sales that occur within 12 months of the date of the original sale.  In the event the time needed to get a new customer fully implemented extends beyond 12 months, we will consider extending the time to consider add-on sales as new sales and pay commissions accordingly.

Add-on sales to an existing customer will be commissionable at 50% of the rate that would have been paid on a new sale, based on the table above.  For example, if an existing customer made a purchase of 20 additional licenses 2 years after the original sale and the Employee has achieved 60% of his/her Quota for the Plan Year his/her commission rate would be 1.75% (50% of the 3.5% rate the Employee would be entitled to for a license sale to a new customer).  Furthermore, this sale will not be considered towards Quota attainment.

To be commissionable at any rate (full or 50% as discussed in the preceding paragraph), additional sales of licenses to existing customers must consist of at least 10 additional named users.  Any sales of less than 10 licenses will result in Employee not earning a commission for such sale. Exceptions to this minimum must be approved by Astea's Chief Executive Officer or Chief Financial Officer in writing.

In the event that maintenance is sold at a rate below VSOE (Vendor Specific Objective Evidence) or maintenance is provided at no fee to the customer for some period of time, the value of the discount or free support will be deducted from the license fee for the purposes of determining Employee's sales commission.

Category B – Sales Closed by Sales Team and Indirect Sales:  Commissions will be paid on the Net Recognized Revenue on software licenses and the subscription fee payable to Astea under a Hosted/SaaS arrangement sold by a member of your sales team.  Any sales that were completed in 2018 will generate a commission equal to 2.5% of the commissionable amount.  For 2019 commission rates, please refer to the table above.  Indirect sales include any sale in which an Indirect Account is involved e.g. Six-Axe in France.  Deals are commissionable only for those license and hosting/SaaS sales where Employee's sales team directly assisted in the engagement.

Any question regarding the categorization of any maintenance or professional services sold shall be determined jointly by Astea's Chief Executive Officer and the Chief Financial Officer in their sole discretion.

Category C – Hosted Solutions:  A hosted solution may also be called a cloud based solution or a subscription agreement or a SaaS sale.  A Quota credit will be provided in an amount equal to 80% of the total monthly fee multiplied by the number of months for which the customer has purchased hosting services (e.g. from Microsoft Azure).  For example, if a customer entered into a 2 year hosting agreement and hosting was being provided by Azure and the hosting fee was $800 per month, Employee would receive Quota credit in the year of signing the agreement in the amount of $15,360 (80% of ($800 x 24 months)) as long as the agreement is in force.  In the event the customer terminates the hosting agreement and pays a termination fee, the Employee will not be paid a commission on the termination fee.

 Provided the Employee remains engaged as the commercial contact with the customer, Employee will receive a commission in accordance with the chart set forth above based on the amount paid to Astea each year, less third party software costs.

To be fully commissionable, a hosted sale must be made to either a new customer or a new division of an existing customer.  A sale of a hosted solution to a new customer will include all hosting services sold to a customer new to Astea or all add-on hosting services that occur within 12 months of the date of the original sale.

Add-on sales to an existing customer will be commissionable at 50% of the rate that would have been paid on a new hosted sale, based on the table above.  For example, if an existing customer added 20 additional licenses 2 years after the original sale and the Employee has achieved 60% of his/her Quota for the Plan Year, the commission percentage that will be paid to the Employee will be 1.75% (50% of the 3.5% rate the Employee would be entitled for a hosting sale to a new customer).  Furthermore, this sale will not be counted towards Quota attainment.

Conversion of an Existing On-Premises Perpetual License Customer on Maintenance to a Hosted Solution - In the event a customer converts from an on–premises (perpetual) license to a hosted solution, Employee shall receive a commission equal to:

1.	2% of the gross implementation fees, net of any third party costs (such as Scribe or other middleware Astea purchases, outside consultants, etc.);
2.	2.5% of the aggregate hosting fee received by Astea in the first 3 years from contract signature; and
3.	Quota credit equal to 50% of the contract value (total revenue over the contract's life)
2.2 Discounts:

Employee may offer a customer up to a 10% discount off Astea's list price for licensed software.  Additional discounts for licensed software as well as all discounts for services and maintenance must be documented and approved in advance by Astea's Chief Executive Officer and Chief Financial Officer.

2.3 Commission Splits because of Cooperative Effort:

When Astea's Chief Executive Officer and Chief Financial Officer determine that more than one sales person (whether based in the United States or in one of Astea's overseas branch offices) has actively participated in the phases of a particular transaction, the commission may be split among the sales personnel and others involved at the sole discretion of Astea's Chief Executive Officer and Chief Financial Officer.  In no event will Astea pay more than 100% of the commission in total, unless Astea's Chief Executive Officer and Chief Financial Officer approve such payments in writing in advance.

2.4 Conditions Necessary to Earn a Commission:

In no event will any commission be earned and payable for the sale of a particular eligible product or service unless and until all of the following conditions are met:

 i) The eligible product is shipped/provided to the customer;

 ii) the eligible product is received by the customer;

 iii) all required written purchase orders, contracts and other applicable terms and conditions, including credit worthiness, and associated paperwork are received and approved by Astea's Chief Financial Officer via Astea's contract administration process, including satisfaction of software license revenue recognition accounting principles determined by the sole discretion of Astea's
Chief Financial Officer;

 iv) all documents required under Astea's system of internal controls relating to license sales have been timely and accurately completed, including the completed and approved price lists, price lock worksheets, if applicable, and license request forms after the sales is completed;

v) Employee has complied with all applicable Astea policies and procedures,

vi) payment has been received by Astea from the customer for the relevant products and/or services; and

vii)  for Category A products (License Sales), satisfaction of software license revenue recognition accounting principles determined in the sole discretion of the Chief Financial Officer;

 In the case of a hosting agreement, Category C, all of the above conditions, with the exception of revenue recognition must occur.

Sales personnel may only sell products that Astea can deliver, unless specifically defined and pre-approved in a contract accepted by Astea.

 No commission will be paid to Employee if Employee is not an employee in good standing of Astea at the time the commission is earned as set forth in this Section 2.4.

2.5 Payment of Earned Commissions:

A.
Commissions for Category A products (Licensed Sales) which are earned and otherwise payable in accordance with this Plan shall be paid to Employee in the month following Astea's receipt of payment from the customer.

B.
Commissions for Category B products (Indirect Sales) which are earned and otherwise payable in accordance with this Plan shall be paid to Employee at the end of the month following Astea's receipt of payment from the customer.

C.
Commissions for Category C products (Hosted Solutions) which are earned and otherwise payable in accordance with this Plan shall be paid to Employee at the end of the month following Astea's receipt of payment from the customer.

Other incentive awards, if earned, will be paid on the first regular pay date after results are reported and can be confirmed and evaluated.  Astea may withhold payments or parts of payments that are under further consideration or dispute.

2.6 Reversal of Commissions for Returned Products or Services:

Should a customer return the product or portion of the product for a refund, or receive a refund on services, or receive a credit on future products/services for products/services already paid in full, the commission paid, on the refund/credit portion only, shall be reversed and debited from any commission otherwise payable to Employee. If Astea does not receive payment for the license or services from the customer for any reason whatsoever, then the Employee agrees that any incentive compensation payments, or bonuses he/she has been paid related to those licenses or services are fully recoverable.  In this situation, the Employee authorizes Astea to recover such incentive compensation payments by charging them back or by reducing the Employee's future salary, incentive compensation payments, or bonus payments, as allowed by applicable laws.

2.7 Further Limitations on Payment of Commissions and Bonuses:

In no event shall the total commission paid by Astea for any particular transaction exceed the total amount which would have been payable if the transaction had been handled by a single sales person.

Amounts payable under this Plan are subject to verification and audit by Astea and its auditors.  Notwithstanding any other term or condition in this Plan, Astea expressly reserves the right to adjust, modify or reduce the commissions payable under this Plan based upon unusual facts or circumstances as determined by the Astea Sales Arbitration Committee in its sole discretion.

2.8 Reduction of Commissions:

Astea may reduce Employee's commission percentage by 1% in the event Employee fails to complete the following actions within 7 days of closing any transaction (for illustration, if the Employee would be entitled to a 5% commission percentage and fails to submit the required documentation in the allotted time period, the commission rate paid on the sale will be reduced to 4%):

(i) completed and approved price lists,
(ii) price lock worksheets, if applicable, and
(iii) license request forms after the sales is completed

3.0 Plan Administration:

As a requirement of employment Employee must submit a signed copy of this Plan document to Astea's Chief Financial Officer, an original of which will be kept on file by Astea management. The Astea finance department will maintain a compensation statement for each salesperson which will reflect in detail all credits and debits to Employee's incentive compensation account and all payments made. A statement of all bookings, orders and shipments will be furnished to Employee relating to his/her incentive compensation. An incentive compensation statement will be furnished to Employee reflecting the incentive compensation status of each quarter.

It is the responsibility of Employee to report any errors on an incentive compensation statement within ninety (90) days of the date of the statement.  No adjustments will be made after ninety (90) days of the date of the statement.

4.0 Interpretation and Dispute Resolution:

Disputes concerning the interpretation of this Agreement shall be directed to Astea's Chief Financial Officer.  In the event that Astea's Chief Financial Officer is unable to resolve any disputes, then Astea's Chief Executive Officer shall have the complete authority and discretion to interpret this Plan and resolve any disputes regarding interpretation of this Plan.  Any such decisions shall be final and binding upon all parties involved.

This Agreement is governed by the laws of the Commonwealth of Pennsylvania.

In the event Astea, or any of its representatives, retain legal counsel in order to enforce their rights under this Plan, or in response to a claim that Astea, or its representatives, have breached or otherwise interfered with the terms of this Plan, express or implied, then the Employee agrees to be responsible for the payment of all reasonable attorney's fees and costs incurred by Astea and its representatives if the claim or dispute is resolved favorable to Astea or its representatives by a court of competent jurisdiction or other decision making body.

Interpretations of Plan provisions, administrative processes, and the administration of exceptions and non-standard sales or service arrangements are the responsibility of Astea.

5.0 General:

Astea may, in its sole discretion, terminate, amend, supplement or supersede the terms of this Plan at any time upon 30 days' written notice to Employee.  Failure to satisfactorily meet the job responsibilities or accomplish the goals as time progresses may subject the Employee to probationary review or other disciplinary action, including possible termination in accordance with local law.  Astea reserves, in its sole discretion, the right to accept or reject any order, to set and modify prices, to modify its product line and to manage and change its business in a manner which best serves Astea in the judgment of its management.

The Employee understands that this Agreement does not establish employment for any definite term.  The Employee and Astea agree that either party may terminate the employment relationship at any time, for any reason, with or without cause. Employee shall be entitled only to payment of incentive compensation earned prior to the date of Employee's termination.

If unearned or recoverable incentive compensation has been paid prior to termination, any monies due the Employee at termination (e.g., earned incentive compensation, bonuses, salary, expenses, etc.) shall be applied to offset the prior payment of such incentive compensation, if permitted by applicable law.  The Employee agrees to repay any previously paid but unearned or recoverable incentive compensation that is not offset in the manner described above.  Final payment of incentive compensation or bonuses earned prior to termination will be made within 14 days after termination. The Employee shall not be entitled to any compensation or claim relating to any sales or potential sales not provided for herein.

It is Astea's policy to compete for business fairly and ethically.  Astea's products will be sold on the basis of their technical and other merits, and related service and support and not by unfairly criticizing Astea's competitors or their products, personnel, practices or capabilities.  While it is acceptable to compare competitors' products to Astea's using published facts and Astea 's own knowledge of facts developed internally or from customers and prospects, it is not proper for Astea personnel to disseminate information about products, whether Astea's or those of a competitor, which are known to be untrue or exaggerated or which have not been substantiated by valid test results or other proof to support the claim.  Hearsay, rumors or opinions do not constitute substantiation.  Further, it is impermissible to obtain or attempt to obtain customer lists or other trade secrets through bribery, theft, discussions with former employees or other questionable methods.  Questions about the possibility of specific claims or practices should be referred to Astea's Chief Executive Officer.

This Agreement contains the entire understanding between the Employee and Astea concerning the subject matter hereof.  Any prior understanding or agreements, whether oral or written, are superseded by this Agreement.  Employee has read, understands, and agrees to the terms set forth herein and further understands and agrees that Astea is not subject to, or bound by, any implied obligations or agreements of any kind under this Plan.  This Agreement may not be modified except with the written approval of the Chief Financial Officer of Astea.

EMPLOYEE:

______________________________

Employee name:

DATE: _________________, 2018